Exhibit 10.4

June 18, 2010

Mr. R. Kirk Morgan

c/o Internet Capital Group

690 Lee Road, Suite 310

Wayne, PA 19087

Dear Kirk:

Reference is hereby made to that certain letter agreement, dated as of December 18, 2008, between you, on the one hand, and Internet Capital Group Operations, Inc. and Internet Capital Group, Inc. (together, the “Company”), on the other hand (such agreement, the “Agreement”).

Notwithstanding anything to the contrary contained in the Agreement, the first sentence of the “EQUITY” paragraph of the Agreement shall not require (1) any recommendation of ICG Management to the Compensation Committee of the Company’s Board of Directors or (2) any approval of the Compensation Committee of the Company’s Board of Directors, in each case, regarding additional vesting credit with respect to any stock appreciation rights, stock options and restricted stock granted to you by the Company on or after June 17, 2009.

Except as specifically modified by this letter agreement, the terms of the Agreement shall remain unchanged.

Please indicate your agreement with the foregoing by signing this letter agreement below in the space bearing your name.

Sincerely,

/s/ Walter Buckley

Walter Buckley Chairman and Chief Executive Officer

Acknowledged and agreed as of
June 18, 2010:

/s/ R. Kirk Morgan
R. Kirk Morgan

cc:	Employee file